                                  EXHIBIT 16

                             [ON THE CITIZENS BANK
                          OF PHILADELPHIA LETTERHEAD]

March 9, 1999

Mr. Cottrell Webster, Regional Director
Federal Deposit Insurance Corporation
5100 Poplar Avenue, Suite 1900
Memphis, TN  38137

Dear Mr. Webster:

On December 30, 1998, our parent company, Citizens Holding Company, filed a Form 10 registration application with the Securities and Exchange Commission (SEC) with the intent of listing its stock on the American Stock Exchange (AMEX).

Our external auditor, Mr. A. T. Williams, CPA informed us that with the requirements of reporting to the SEC, it would be in the best interest of the Holding Company and the Bank to engage the services of an accounting firm that has expertise with this type accounting and reporting. It was with regret that we accepted this decision by Mr. Williams and started the search for a new firm to audit our company.

Beginning with the audit for 1998 and subsequent years we have engaged the services of the Horne CPA Group in Jackson, Mississippi. After interviewing three different firms, we determined that Horne was the best qualified to perform the accounting and audit functions for the Holding Company and Bank.

If I can provide any additional information about this change in accountants, please feel free to contact me.

Thank you.

Sincerely,

/s/Steve Webb

Steve Webb
Chairman, President and Chief Executive Officer

P.O. BOX 209  .   PHILADELPHIA, MISSISSIPPI  39350   .    PHONE (601) 656-4692

  *Exact copy sent to Mr. Ronny G. Parham, Commission, Mississippi Department
        of Banking and Consumer Finance and Mr. Jack Guynn, President,
                        Federal Reserve Bank of Atlanta

                         [ON A. T. WILLIAMS LETTERHEAD]

                                 A. T. WILLIAMS
                          CERTIFIED PUBLIC ACCOUNTANT
                         322 Byrd Avenue, P. O. Box 606
                        Philadelphia, Mississippi  39350

                                  601 656-2742
                                  FAX 656-2760

           MEMBER                                        MEMBER
   AMERICAN INSTITUTE OF                         MISSISSIPPI SOCIETY OF
CERTIFIED PUBLIC ACCOUNTANTS                  CERTIFIED PUBLIC ACCOUNTANTS


March 9, 1999

Mr. Cottrell Webster, Regional Director
Federal Deposit Insurance Corporation
5100 Poplar Avenue, Suite 1900
Memphis, TN  38137

Dear Mr. Webster:

I was previously the principal auditor for Citizens Holding Company and its subsidiary, The Citizens Bank of Philadelphia. My appointment as principal auditor was terminated when the Holding Company decided to become listed on the American Stock Exchange. I felt that the Holding Company and the Bank should obtain auditors who had SEC experience, therefore I declined to stand.

I have read the statements of The Citizens Bank of Philadelphia in its letter to you dated March 9, 1999, and I agree with such statements.

Very truly yours,

/s/ A. T. Williams

A. T. Williams, CPA



       * Exact copy sent to Mr. Ronny Parham, Commissioner, Mississippi
                  Department of Banking and Consumer Finance
        and Mr. Jack Guynn, President, Federal Reserve Bank of Atlanta